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                                                                      Exhibit 23


                       CONSENT of INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the Philip Morris Companies Inc. registration statement on Form S-8 (File Nos. 33-13210 and 33-40110) of the Philip Morris Incorporated Deferred Profit-Sharing Plan for Craft Employees of our report dated April 10, 1998, on our audits of the financial statements of the Philip Morris Incorporated Deferred Profit-Sharing Plan for Craft Employees as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, and the financial statement schedule as of December 31, 1997, which report is included in this annual report on Form 11-K.



                                           /s/ COOPERS & LYBRAND L.L.P.



New York, New York
May 21, 1998